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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                     SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ______)*

                            TBA Entertainment Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      631385101
             ----------------------------------------------------------
                                    (CUSIP Number)

                                   August 18, 1998
             ----------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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                                     SCHEDULE 13G



CUSIP NO.  631385101                                         Page 2 of 4 Pages



--------------------------------------------------------------------------------
    NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 1
    Prophet Capital Management, Ltd.

--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                      (b)  / /
 2
--------------------------------------------------------------------------------
    SEC USE ONLY
 3
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OR ORGANIZATION

 4
    Texas
--------------------------------------------------------------------------------
                     SOLE VOTING POWER
                5    419,050
   NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY        SHARED VOTING POWER
   OWNED BY     6    -0-
    EACH
  REPORTING    -----------------------------------------------------------------
   PERSON            SOLE DISPOSITIVE POWER
    WITH        7    419,050

               -----------------------------------------------------------------
                     SHARED DISPOSITIVE POWER
                8

--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    419,050
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   / /
10

--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)
11  5.4%

--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
12  PN - Partnership

--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 Page 2 of 4 Pages
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     This Schedule 13G is filed by Prophet Capital Management, Ltd. with respect to the shares of common stock of TBA Entertainment Corporation.

ITEM 1(a).     NAME OF ISSUER:
               TBA Entertainment Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               402 Heritage Plantation Way
               Hickory Valley, Tennessee 38042

ITEM 2(a).     NAME OF PERSON FILING
               Prophet Capital Management, Ltd.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 5000 Plaza on the Lake Boulevard, Suite 180
               Austin, Texas 78746

ITEM 2(c).     CITIZENSHIP
               Texas

ITEM 2(d).     TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(e).     CUSIP NO.
               631385101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:
               N/A

ITEM 4.        OWNERSHIP
               (a)  Amount beneficially owned: 419,050
               (b)  Percent of class: 5.4%
               (c)  Number of shares as to which such person has
                    (i)    sole power to vote or to direct the vote: 419,050
                    (ii)   shares power to vote or to direct the vote: 0
                    (iii)  sole power to dispose or to direct the disposition:
                           419,050
                    (iv)   shares power to dispose or to direct the disposition:
                           0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               N/A

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               N/A


                                  Page 3 of 4 Pages
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ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               N/A

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP
               N/A

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Prophet Capital Management, Ltd.
August 25, 1998
                                   By:  /s/ Robert A. Epstein
                                        ------------------------------
                                        Robert A. Epstein
                                        Managing General Partner


                                  Page 4 of 4 Pages